Exhibit 10.1
Offer of Employment Agreement Effective July 9, 2007.

5429 LBJ Freeway, Suite 1000
Dallas, TX 75240
June 5, 2007
Maurice Levy
6347 Chamberlyne Drive
Frisco, TX 75034
RE: Offer of Employment
Dear Mr. Levy,
On behalf of Dynamex Inc (the “Company”), I am pleased to extend to you an offer of employment in accordance with the following terms:
     1. Title and Position. Chief Operating Officer. You will report to the Chief Executive Officer and Chairman of the Board of Directors of the Company.
     2. Duties and Obligations. During your employment, you will devote your full business time, interest and effort to the performance of your duties with the Company. You will have the following functions of the Company reporting to you Marketing, Sales and Field Operations (day to day operation). Your direct reports are as follows:
•	Cathy Taylor, Vice President/General Manager – US Field Operations and Sales

•	Jim Aitken – President — Canada

•	Gerry Mercure – Director, National Accounts/Training — US

•	Andre Smith – Director of Strategic Relations and Business Development — US
     3. Employment Relationship. Should you decide to accept the Company’s offer, your employment will be “at-will” and your employment may be terminated by either you or the Company at any time for any reason or no reason, by providing sixty (60) days prior written notice to the other party. Further, your participation in any Company benefit or equity program does not constitute an agreement by the Company to employ or continue to employ you for any period of time.
     4. Salary. While you are employed on a full-time basis by the Company, the Company will pay you a base salary, which annualizes to $265,000, payable in accordance with the usual payroll practices of the Company including the withholding of all income and employment taxes. Thereafter, your base salary will be reviewed by the Compensation Committee of the Board of Directors on an annual basis and may be subject to adjustment upward based on various factors including, without limitation, your performance and the Company’s achievement of its business plan (as determined by the Board of Directors).
     5. Equity. The Board of Directors (or a duly authorized committee thereof) will grant to you, in the form of stock options (“Options”), 7500 shares upon employment with the opportunity to receive a full year allotment when all senior executives are considered for grants of unrestricted stock options in the future.
     6. Bonus. You will be eligible to participate in the executive bonus plan. Your target bonus for the fiscal year beginning August 2007 is 35% of your normal base salary paid during this fiscal year. Your bonus will be paid based on the following criteria: (i) 80% of the above target amount will be paid if Dynamex achieves the budgeted NOI dollars for the company and, (ii) 20% will be paid if your personal objectives are achieved. You and I will mutually agree on your personal objectives for the bonus period. If the net income budget is exceeded, the bonus component tied to budget will be increased by 4% for every 1% increment that we exceed plan, with a maximum payment of 48% of your base salary tied to the income budget.
     7. Benefits. You will participate, to the extent you are eligible and subject to confirming coverage with the applicable underwriter (if any), in all of the Company’s employee benefit programs generally provided to the other executive officers. You will be eligible for an annual vacation allotment of four (4) weeks. Also you will be eligible to receive auto allowance of $12,000.00 annually payable in accordance with the usual payroll practices of the Company.
     8. Termination of Employment. (a) In the event your employment hereunder is terminated by the Company without cause or by you for Good Reason (as defined below), the Company will pay you, subject to your compliance with Sections 9 and 10 below, (i) any unpaid base salary through the date of termination and any unused accrued vacation pay; (ii) severance pay equal to six (6) months’ base salary at the rate in effect on the date of termination; (iii) an amount reimbursing you for the applicable premium payment for any COBRA coverage payable under a Company health or welfare plan for you and your dependents during the six (6) month period following the date of termination (the “Six Month Period”).
Notwithstanding the foregoing, the amounts paid to you pursuant to subsections (iii) of this Section 8(a) shall not exceed $15,000.
(b) In the event your employment hereunder is terminated for cause, the Company will pay you any unpaid base salary and compensation for accrued vacation through the date of termination.
In addition, in all termination events, except as specifically provided in Section 8 hereof, the Company will pay you any other amounts or benefits owing to you under the then applicable employee benefit plans and programs of the Company in accordance with such plans and programs. For purposes of this letter “cause” shall mean any of the following: (i) your willful misconduct in the performance of your duties to the Company, or your willful failure to implement any legal policy of the Company, (ii) conviction of or plea of guilty or any other plea other than “not guilty” to a felony; (iii) the violation by you of any material provision of this letter which either is not cured within ten days after a written notice is given to you by the Company or constitutes a habitual breach; or (iv) your dishonesty, misappropriation or fraud with regard to the property of the Company or its affiliates.
(c) You may terminate your employment for Good Reason. “Good Reason” means, without your written consent: (i) a material adverse change in your title or the duties assigned to you; (ii) any material failure by the Company to comply with the provisions of this Agreement.
     9. Confidential Information. While providing your services, you will have access to and will obtain confidential information as to the Company, its affiliates, its employees and its customers and you may, during the course of your employment, develop certain information, or other intellectual property. As a condition of your employment with the Company, you will be required to sign the Company’s standard Non-Disclosure and Non-Solicitation Agreement. The Confidentiality Agreement exists to assure the Company and its investors that the Company’s valuable intellectual property and its rights thereto are protected.

     10. Non-Competition/Non-Solicitation. You agree that during your employment and for a period of (i) one (1) year following the date your employment terminates if your employment is terminated by the Company for cause or by you without Good Reason or (ii) six (6) months if your employment is terminated for any other reason, as the case may be, (the “Restricted Period”), you will not enter into Competition with the Company. “Competition” shall mean participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever in a business in competition with any business conducted by the Company or its affiliates (a “Competitor”) in any jurisdiction where the Company and/or its affiliates conduct as of the date your employment terminates such business, which shall be deemed to include, without limitation, any business activity or jurisdiction which is covered by or included in a written proposal of business plan existing on the date of the termination; (ii) the performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for a business unit of the enterprise in the aforesaid Competition; or (iii) any activity engaged in with the prior written approval of the Board.
You acknowledge that Sections 9 and 10 included herein are reasonable and necessary for the protection of the business of the Company and its affiliates and that part of the compensation to be paid under this letter is in consideration for the provisions contained in Sections 9 and 10. If any restriction set forth with regard to competition or solicitation of employees or customers is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or over too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
You further acknowledge and consent that the Company would by reason of such competition or solicitation of employees or customers be entitled to injunctive relief in a court of appropriate jurisdiction prohibiting you from competing with the Company or its affiliates or engaging in solicitation in violation of this letter.
     11. Governing Law/Miscellaneous. This letter is subject to the laws of the State of Texas. This letter, along with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes all prior agreements, arrangements and communications, whether oral or written, between the Company and you. This letter may not be altered, modified, or amended except by written instrument signed by an individual authorized to sign of behalf of the Company (other than you) and by you. This letter may not be assigned in whole or in part, except that the Company may assign it to an acquiror of all or substantially all of the assets of the Company. This letter shall be binding on the successors and permitted assignees of the parties hereto. Except with regard to disputes arising under Section 9 or 10 hereof, any dispute arising hereunder will be submitted to a neutral arbitrator selected by the parties. Such arbitrator shall conduct such arbitration in Dallas, Texas under the rules of the American Arbitration Association. The Company will reimburse you for reasonable fees and expenses incurred by you in conjunction with this offer letter, up to $5,000.
This offer is made to you based on your representation to the Company that your acceptance of employment with the Company and performance of the contemplated services does not and will not conflict with or result in any breach or default under, any agreement, contract or arrangement to which you are a party or violate any other legal restriction. If you find this offer of employment acceptable, please sign the enclosed copy of this letter and return it to us.

Regards,	Agreed and Accepted:

/S/ Rick McClelland	/S/ Maurice Levy

Rick McClelland Chairman and Chief Executive Officer	I, Maurice Levy, understand and accept the terms and conditions of this letter.
Dynamex Inc.	Date: June 18, 2007